Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Second Quarter 2022 Financial Results

SAN DIEGO, CA, August 4, 2022 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its second quarter 2022 financial results. For the second quarter of 2022, Kratos reported Revenues of $224.2 million, Operating Loss of $1.9 million, Net Loss of $4.7 million, Adjusted EBITDA of $17.7 million and a book to bill ratio of 1.2 to 1.0. Included in Net Loss is a $5.5 million litigation settlement related charge resulting from the resolution of a dispute with an international customer in our Unmanned Systems segment, which contractual arrangement was entered into in March 2011, prior to Kratos’ acquisition of CEi (Composite Engineering Inc.).

Second quarter 2022 Operating Loss includes non-cash stock compensation expense of $6.3 million, and Company-funded Research and Development expense of $9.2 million, reflecting significant ongoing development efforts being made, including in our Space and Satellite business to develop our virtual, software-based OpenSpace ground station solution.

Kratos reported a second quarter 2022 GAAP loss per share of $0.04, which includes the $5.5 million litigation settlement related charge noted above, compared to Net Income of $1.1 million and GAAP EPS income of $0.01 for the second quarter of 2021. Adjusted EPS was $0.07 for the second quarter of 2022, compared to $0.06 for the second quarter of 2021. Kratos has approximately $235 million of net operating loss carryforwards, which are expected to substantially shield the Company from paying future cash income taxes.

Second quarter 2022 Revenues of $224.2 million, which increased $19.1 million, or 9.3 percent, from second quarter 2021 Revenues of $205.1 million, were adversely impacted by continuing and increased supply chain disruptions and increased material costs, COVID-related employee absenteeism and increased challenges and costs associated with hiring, obtaining and retaining qualified employees, which resulted in approximately $14.5 million of second quarter 2022 revenues being deferred into future periods, with approximately $2.9 million of associated operating income, including increased inflationary costs. Second quarter 2022 revenues include an aggregate contribution of $21.5 million from the recent acquisitions of Cosmic Advanced Engineered Solutions, Inc. (Cosmic AES), CTT, Inc., (CTT), and the Engineering Division of

Southern Research (SRE), offset by reductions in our Training Solutions business of $8.6 million as compared to the second quarter 2021 revenues, including the previously reported loss of an international training services contract which accounted for approximately $4.5 million of the reduction as well as the completion of certain large training system programs. On a proforma basis, excluding the impact of the Training Solutions business, revenues grew organically 3.2% in the second quarter of 2022 as compared to the second quarter of 2021.

Second quarter 2022 Cash Flow Used in Operations was $21.6 million, with the use including increases in receivables of $27.1 million primarily related to future milestone and other contractual payments and an increase of inventory balances of $10.5 million, primarily in our Unmanned Systems, Microwave Products and C5ISR businesses in anticipation of expected significant ramps in production in the second half of the year and to increase stock inventory levels and advance buys in larger lot sizes to gain pricing benefits where possible, to mitigate the impact of supply chain disruptions and price increases. Free Cash Flow Used in Operations was $32.7 million, after funding $11.1 million of capital expenditures, including in our high growth Unmanned Systems, Space, Satellite and Cyber and Turbine Technologies business areas.

For the second quarter of 2022, Kratos’ Unmanned Systems Segment (KUS) generated Revenues of $56.4 million, as compared to $60.3 million in the second quarter of 2021. KUS Operating Loss was $5.0 million in the second quarter of 2022, which included the $5.5 million litigation settlement related charge discussed above. Excluding the impact of the litigation settlement related charge, Operating Income was $0.5 million, compared to $4.1 million in the second quarter of 2021, reflecting a less favorable mix of revenues, including an increase in development programs which typically generate lower margins, an increase in SG&A costs of approximately $0.9 million resulting primarily from increased headcount, an increase of R&D expenses of approximately $1.3 million and increases in supply chain and employee related costs.

Excluding the litigation settlement charge, KUS Adjusted EBITDA for the second quarter of 2022 was $2.9 million, compared to second quarter 2021 Adjusted EBITDA of $6.9 million, reflecting increases in certain development programs which typically generate lower margins and increases in SG&A, R&D, supply chain related and employee costs.

KUS’s book-to-bill ratio for the second quarter of 2022 was 0.5 to 1.0 and 1.1 to 1.0 for the last twelve months ended June 26, 2022, with bookings of $242.6 million for the twelve months ended June 26, 2022. Total backlog for KUS at the end of the second quarter of 2022 was $203.3 million compared to $230.5 million at the end of the first quarter of 2022.

For the second quarter of 2022, Kratos’ Government Solutions Segment (KGS) reported Revenues of $167.8 million, compared to Revenues of $144.8 million in the second quarter of

2021. The increased revenues include the aggregate contribution of approximately $21.5 million from the recently acquired Cosmic AES, CTT and SRE, offset by a reduction of $8.6 million in our Training Solutions business, including the loss of an international training contract, continued and increased supply chain, COVID and employee sourcing and retention disruptions, which resulted in second quarter 2022 KGS revenues of approximately $13.9 million being deferred into future periods. On a proforma basis, excluding the Training Solutions business, KGS revenues grew organically 7.7 percent or $10.2 million, from $132.3 million in the second quarter of 2021 to $142.5 million in the second quarter of 2022.

KGS reported operating income of $9.5 million in the second quarter of 2022, compared to $5.9 million in the second quarter of 2021, primarily reflecting a more favorable revenue mix, offset partially by increased costs related to the supply chain and employee base.

Kratos’ Space, Satellite and Cyber business generated Revenues of $88.5 million in the second quarter of 2022, compared to $67.5 million in the second quarter of 2021. Excluding revenues generated of $15.0 million from the recent Cosmic AES acquisition, revenues for our Space, Satellite and Cyber business grew organically 8.9 percent in the second quarter of 2022.

Second quarter 2022 KGS Adjusted EBITDA was $14.8 million, compared to second quarter 2021 KGS Adjusted EBITDA of $10.7 million, reflecting a more favorable mix of revenues, including in our Space, Satellite and Cyber and Turbine Technologies businesses.

For the second quarter of 2022, KGS reported a book-to-bill ratio of 1.4 to 1.0, with a book to bill ratio of 1.2 to 1.0 for the twelve months ended June 26, 2022, and bookings of $713.9 million for the twelve months ended June 26, 2022. Included in KGS is Kratos’ Space, Satellite and Cyber business, which reported a book to bill ratio of 1.7 to 1.0 for the second quarter of 2022, and a book to bill ratio of 1.2 to 1.0 for the twelve months ended June 26, 2022. Bookings for the Space, Satellite and Cyber business for the last twelve months ended June 26, 2022, were $371.1 million. KGS’s total backlog at the end of the second quarter of 2022 was $846.9 million, as compared to $751.6 million at the end of the first quarter of 2022.

For the second quarter of 2022, Kratos reported consolidated bookings of $261.0 million and a book-to-bill ratio of 1.2 to 1.0, with consolidated bookings of $956.5 million and a book-to-bill ratio of 1.1 to 1.0 for the last twelve months ended June 26, 2022. Backlog on June 26, 2022 was $1.05 billion, as compared to $982.1 million at March 27, 2022, and Kratos’ bid and proposal pipeline was $9.9 billion at June 26, 2022, as compared to $9.4 billion at March 27, 2022. Backlog at June 26, 2022 was comprised of funded backlog of $713.6 million and unfunded backlog of $336.6 million.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos’ second quarter execution was solid in a challenging environment, including revenues of $224 million, Adjusted EBITDA of $17.7 million,

a 1.2 to 1.0 book to bill ratio and a current opportunity pipeline of over $9 billion. We have now received each of the three important, large new satellite related program awards we discussed in our Q1 2022 report, including contracts with Blue Halo and Intelsat, which we believe position Kratos for future organic growth and increased margins beginning in the second half of this year. We believe these awards are representative of the increasing customer acceptance of Kratos’ first to market, internally funded and developed, software-based OpenSpace virtualized family of products and we are now in pursuit of several additional, large, new satellite program opportunities.”

Mr. DeMarco, continued, “Since our last report to you, the Air Force announced to Congress that the Skyborg Vanguard program, which includes Kratos’ Valkyrie, is now planned to be a Program of Record in 2023 and transition to acquisition. Additionally, Kratos’ tactical drone business continues to progress, including recent successful flights at the Burns Flat, Oklahoma range and other locations, and we are expecting to receive certain new tactical drone related contract awards in the second half of this year, including as related to Valkyrie. Also importantly, the Air Force recently announced that the Golden Horde Vanguard Program, which Kratos is also supporting, is now also slated to become a Program of Record in 2023, which includes networked, collaborative and autonomous munitions and drones”.

Mr. DeMarco concluded, “Based on important recent events and communications, we continue to believe that the global security environment and requirement for affordable, reusable, disposable and attritable high performance jet drones has never been stronger and is increasing. We view Kratos’ family of Made in America, demonstrated low-cost, runway independent, Collaborative Combat Aircraft, that have been flying with manned fighter aircraft since 2015, and are not concepts, power points or video presentations that are years away from reality, along with active Kratos serial production lines that can provide Affordable Mass now, are important differentiators for our Country, our customers and our Company.”

Financial Guidance

Our third quarter and Fiscal Year 2022 financial guidance we are providing today includes our current forecasted business mix, and our assumptions related to the expected continuing impact of: employee absenteeism, employee sourcing, hiring and retention; manufacturing, production and supply chain disruptions; parts shortages and related significant cost and price increases, including for employees, materials and components; travel restrictions and other COVID-19 related items that have and continue to impact the industry and Kratos. The growth expected in the fourth quarter of 2022 is largely driven by the forecasted execution and delivery schedules of 5 new programs, 4 of which have already been awarded: the three satellite program awards, GBSD and an expected Valkyrie award from a new customer.

The revised full Fiscal Year 2022 financial guidance reflects the expected revenue growth, including the impact of the recent SRE acquisition, as well as expected organic revenue growth driven by our recent bookings and backlog. Since our contract mix is predominantly firm fixed price, we are contractually obligated to absorb the impact of significant inflationary factors until we are able to include our revised costs in new contracts or the exercise of contractual options, which is reflected in our revised Fiscal Year 2022 Adjusted EBITDA guidance.

$M	Q322	FY22
Revenues	$220 - $230	$890 - $930
R&D	$9 - $10	$35 - $38
Operating Income	$0 - $3	$13 - $18
Depreciation	$7	$24 - $25
Amortization	$3	$8 - $9
Stock Based Compensation	$6 - $7	$25 - $26
Adjusted EBITDA	$16 - $20	$80 - $85
Operating Cash Flow		$15 - $25
Capital Expenditures		$45 - $55
Free Cash Flow Use		($30 - $40)

Throughout the second quarter of 2022, we continued to experience the effects of COVID–19, including on our employees, consultants, vendors, suppliers, customers, etc. We have assumed that these COVID–19 related impacts to our business, which significantly impacted our fiscal first and second quarters of 2022 and continue to impact our third quarter, will continue at least through the end of calendar 2022. Our previous assumption was that COVID-19 related impacts would begin to subside beginning in the third fiscal quarter and continue to improve throughout the second half of our fiscal year 2022.

We currently estimate that COVID, supply chain, work force and inflation related issues, including the availability and increased costs of certain raw materials and related components and materials, a lack of capacity at mills supporting Kratos’ hardware programs, the availability and significant increased costs to obtain and the ability to retain an experienced skilled workforce will continue to impact our financial performance throughout 2022. We expect these issues to impact our third quarter 2022 Revenues by approximately $10 to $14 million and Adjusted EBITDA by approximately $3 to $5 million, respectively. We also currently estimate these issues to impact our full fiscal year 2022 Revenues by approximately $22 to $26 million and Adjusted EBITDA by approximately $10 to $13 million, respectively. We will provide future updates as appropriate.

The forecasted financial trajectory in the second half of 2022 reflects the expected mix of revenues, including the expected timing of software product deliveries in our Space, Satellite and Cyber business, based upon the forecasted order flow and roll out of our new OpenSpace solution, and contract awards we have recently received or that we have been informed we will receive, with deliveries expected to occur predominantly in the fourth quarter of 2022 based upon current program execution plans.

Forecasted third quarter 2022 and fiscal year 2022 Operating Income and Adjusted EBITDA also reflect the expected mix of development-type contracts and expected investments, including in our Space, Satellite and Cyber, Unmanned Systems, C5ISR, Turbine Technologies and Rocket System businesses, where we have received, have been informed that we will receive, or are pursuing or expect to receive several new contract awards. Kratos’ fiscal year 2022 forecasted Revenues also include the final projected impact of the 2021 loss of a large international training contract, which contributed approximately $13.0 million to the Company’s fiscal year 2021 first and second quarter Revenues and include the estimated contribution from the recently closed CTT, Cosmic AES and SRE acquisitions.

Management will discuss the Company’s second quarter 2022 financial results, as well as its third quarter and full year 2022 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. The call will be available at www.kratosdefense.com. Participants may register for the call at https://register.vevent.com/register/BId7480930af214120a135751b6240fd74. While not required, it is recommended you join 10 minutes prior to the event start. Instructions are provided to ensure the necessary audio applications are downloaded and installed. Users can obtain these programs at no charge. For those who cannot access the live broadcast, a replay will be available on Kratos’ website.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms, and systems for United States National Security related customers, allies, and commercial enterprises. Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research, and streamlined development processes. At Kratos, affordability is a technology, and we specialize in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the

Company’s expectations regarding its future financial performance, including the Company’s expectations for its third quarter and full year 2022 revenues, R&D, operating income, depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and full year 2022 operating cash flow, capital expenditures and other investments, and free cash flow use, the Company’s future growth trajectory and ability to achieve improved revenue mix and profit in certain of its business segments and the expected timing of such improved revenue mix and profit, the Company’s expectation of ramp on projects and that investments in its business will result in an increase in the Company’s market share and total addressable market and position the Company for significant future organic growth, profitability, cash flow and an increase in shareholder value, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s alignment with today’s National Security requirements, ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, including the magnitude and timing of funding and the future opportunity associated with such awards, and expected contract awards related to the Company’s Skyborg Vanguard program, Golden Horde Vanguard program and other new tactical unmanned programs, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions and to achieve financial leverage on fixed administrative costs, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in DoD budget approvals, timing of LRIP and full rate production related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, market and industry developments, and the current estimated impact of COVID-19 and employee absenteeism, supply chain disruptions, availability of an experienced skilled workforce, inflation and increased costs, and delays on our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the UAS and UGS markets do not experience significant growth; risks that products we have developed or will develop will become programs of record; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoD Cybersecurity Maturity Model Certification (CMMC); risks related to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business; currently unforeseen risks associated with COVID-19 and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 26, 2021, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics
This news release contains non-GAAP financial measures, including Adjusted earnings per share (computed using income from continuing operations before income taxes, excluding income (loss) from discontinued operations, excluding income (loss) attributable to non-controlling interest, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes, but is not limited to, legal related items and foreign transaction gains and losses, less the estimated impact to income taxes) and including Adjusted EBITDA (which includes net income (loss) attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period. The Company believes that the rolling or last twelve months’ Book to Bill Ratio is meaningful since the timing of quarter-to-quarter bookings can vary.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2022	2021	2022	2021

Service revenues	$78.8	$58.0	$146.7	$115.3
Product sales	145.4	147.1	273.7	284.0
Total revenues	224.2	205.1	420.4	399.3
Cost of service revenues	56.2	41.3	106.1	83.8
Cost of product sales	110.2	111.8	204.6	212.5
Total costs	166.4	153.1	310.7	296.3
Gross profit - service revenues	22.6	16.7	40.6	31.5
Gross profit - product sales	35.2	35.3	69.1	71.5
Total gross profit	57.8	52.0	109.7	103.0

Selling, general and administrative expenses	41.6	35.6	81.9	70.9
Acquisition and restructuring related items and other	6.0	0.3	6.6	0.5
Research and development expenses	9.2	10.2	18.4	18.2
Depreciation	1.3	1.4	2.6	2.6
Amortization of intangible assets	1.6	1.2	3.3	2.6
Operating income (loss)	(1.9)	3.3	(3.1)	8.2
Interest expense, net	(2.9)	(5.7)	(8.8)	(11.6)
Loss on extinguishment of debt	—	—	(13.0)	—
Other income, net	—	—	0.1	0.2
Loss from continuing operations before income taxes	(4.8)	(2.4)	(24.8)	(3.2)
Provision (benefit) for income taxes from continuing operations	0.5	(3.6)	(3.8)	(6.3)
Income (loss) from continuing operations	(5.3)	1.2	(21.0)	3.1
Income (loss) from discontinued operations, net of income taxes	0.9	(0.3)	0.7	(0.3)
Net income (loss)	$(4.4)	$0.9	$(20.3)	$2.8
Less: Net income (loss) attributable to noncontrolling interest	0.3	(0.2)	0.3	(0.2)
Net income (loss) attributable to Kratos	$(4.7)	$1.1	$(20.6)	$3.0

Basic income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$(0.04)	$0.01	$(0.17)	$0.02
Income (loss) from discontinued operations	—	—	0.01	—
Net income (loss)	$(0.04)	$0.01	$(0.16)	$0.02

Diluted income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$(0.04)	$0.01	$(0.17)	$0.02
Income (loss) from discontinued operations	—	—	0.01	—
Net income (loss)	$(0.04)	$0.01	$(0.16)	$0.02

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	126.4	124.7	126.2	124.4
Diluted weighted average common shares outstanding	126.4	127.7	126.2	127.8

Adjusted EBITDA (1)	$17.7	$17.6	$31.5	$35.7

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income (loss) attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision (benefit) for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2022	2021	2022	2021

Net income (loss) attributable to Kratos	$(4.7)	$1.1	$(20.6)	$3.0
Loss (income) from discontinued operations, net of income taxes	(0.9)	0.3	(0.7)	0.3
Interest expense, net	2.9	5.7	8.8	11.6
Loss on extinguishment of debt	—	—	13.0	—
Provision (benefit) for income taxes from continuing operations	0.5	(3.6)	(3.8)	(6.3)
Depreciation (including cost of service revenues and product sales)	5.3	5.8	10.6	10.7
Stock-based compensation	6.3	6.6	13.3	12.8
Foreign transaction loss	0.1	0.1	0.1	0.2
Amortization of intangible assets	1.6	1.2	3.3	2.6
Amortization of capitalized contract and development costs	0.3	0.3	0.6	0.5
Acquisition and restructuring related items and other	6.0	0.3	6.6	0.5
Plus: Net income (loss) attributable to noncontrolling interest	0.3	(0.2)	0.3	(0.2)

Adjusted EBITDA	$17.7	$17.6	$31.5	$35.7

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2022	2021	2022	2021
Acquisition and transaction related items	$0.1	$0.1	$0.4	$0.3
Restructuring costs	0.2	0.2	0.3	0.2
Legal related items	5.7	—	5.9	—

	$6.0	$0.3	$6.6	$0.5

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2022	2021	2022	2021
Revenues:
Unmanned Systems	$56.4	$60.3	$109.0	$116.2
Kratos Government Solutions	167.8	144.8	311.4	283.1
Total revenues	$224.2	$205.1	$420.4	$399.3

Operating income (loss)
Unmanned Systems	$(5.0)	$4.1	$(4.5)	$8.3
Kratos Government Solutions	9.5	5.9	15.1	13.0
Unallocated corporate expense, net	(6.4)	(6.7)	(13.7)	(13.1)
Total operating income (loss)	$(1.9)	$3.3	$(3.1)	$8.2

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income (Loss) to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2022	2021	2022	2021
Unmanned Systems
Operating income (loss)	$(5.0)	$4.1	$(4.5)	$8.3
Other income	—	—	0.1	0.1
Depreciation	1.7	2.2	3.3	3.8
Amortization of intangible assets	0.2	0.3	0.5	0.6
Amortization of capitalized contract and development costs	0.3	0.3	0.6	0.5
Acquisition and restructuring related items and other	5.7	—	5.9	—
Adjusted EBITDA	$2.9	$6.9	$5.9	$13.3
% of revenue	5.1%	11.4%	5.4%	11.4%

Kratos Government Solutions
Operating income	$9.5	$5.9	$15.1	$13.0
Other income	0.1	0.1	0.1	0.3
Depreciation	3.6	3.6	7.3	6.9
Amortization of intangible assets	1.4	0.9	2.8	2.0
Acquisition and restructuring related items and other	0.2	0.2	0.3	0.2
Adjusted EBITDA	$14.8	$10.7	$25.6	$22.4
% of revenue	8.8%	7.4%	8.2%	7.9%

Total Adjusted EBITDA	$17.7	$17.6	$31.5	$35.7
% of revenue	7.9%	8.6%	7.5%	8.9%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	June 26,	December 26,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$142.4	$349.4
Accounts receivable, net	315.0	284.7
Inventoried costs	118.2	91.7
Prepaid expenses	12.2	9.8
Other current assets	36.5	22.5
Total current assets	624.3	758.1
Property, plant and equipment, net	212.2	168.3
Operating lease right-of-use assets	38.1	38.5
Goodwill	551.9	493.9
Intangible assets, net	64.9	43.2
Other assets	91.9	87.5
Total assets	$1,583.3	$1,589.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$58.2	$50.4
Accrued expenses	36.0	27.2
Accrued compensation	50.1	47.3
Accrued interest	0.3	1.5
Billings in excess of costs and earnings on uncompleted contracts	59.2	58.1
Current portion of operating lease liabilities	10.6	10.1
Other current liabilities	12.5	25.7
Other current liabilities of discontinued operations	0.9	0.8
Total current liabilities	227.8	221.1
Long-term debt	293.8	296.7
Operating lease liabilities, net of current portion	31.5	32.7
Other long-term liabilities	82.9	76.2
Other long-term liabilities of discontinued operations	1.4	2.5
Total liabilities	637.4	629.2
Commitments and contingencies
Redeemable noncontrolling interest	7.8	15.2
Stockholders’ equity:
Additional paid-in capital	1,593.1	1,578.9
Accumulated other comprehensive income	—	0.6
Accumulated deficit	(655.0)	(634.4)
Total Kratos stockholders’ equity	938.1	945.1
Total liabilities and stockholders’ equity	$1,583.3	$1,589.5

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended
	June 26,	June 27,
	2022	2021
Operating activities:
Net income (loss)	$(20.3)	$2.8
Less: income (loss) from discontinued operations	0.7	(0.3)
Income (loss) from continuing operations	(21.0)	3.1
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	13.9	13.3
Amortization of lease right-of-use-assets	5.3	4.5
Deferred income taxes	0.4	(0.9)
Stock-based compensation	13.3	12.8
Litigation related charges	5.5	—
Amortization of deferred financing costs	0.4	0.5
Loss on extinguishment of debt	13.0	—
Recovery of doubtful accounts	—	(0.2)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	0.3	15.5
Unbilled receivables	(15.3)	(7.9)
Inventoried costs	(25.8)	(6.8)
Prepaid expenses and other assets	(13.2)	(2.2)
Operating lease liabilities	(5.5)	(4.5)
Accounts payable	5.6	5.8
Accrued compensation	(1.3)	(1.8)
Accrued expenses	7.7	(7.5)
Accrued interest	(1.1)	—
Billings in excess of costs and earnings on uncompleted contracts	1.3	9.6
Income tax receivable and payable	(6.2)	(6.1)
Other liabilities	(6.8)	(5.2)
Net cash provided by (used in) operating activities from continuing operations	(29.5)	22.0
Investing activities:
Cash paid for acquisitions, net of cash acquired	(131.9)	(6.2)
Capital expenditures	(21.9)	(20.5)
Proceeds from the sale of assets	0.1	—
Net cash used in investing activities from continuing operations	(153.7)	(26.7)
Financing activities:
Proceeds from the issuance of long-term debt	200.0	—
Repayment of debt	(309.8)	—
Debt issuance costs	(3.2)	—
Credit agreement borrowings	100.0	—
Payments under finance leases	(0.6)	(0.4)
Payments of employee taxes withheld from share-based awards	(11.5)	(8.5)
Proceeds from shares issued under equity plans	2.9	2.5
Net cash used in financing activities from continuing operations	(22.2)	(6.4)
Net cash flows from continuing operations	(205.4)	(11.1)
Net operating cash flows of discontinued operations	(0.4)	(0.8)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.3)
Net decrease in cash, cash equivalents and restricted cash	(207.0)	(12.2)

Cash, cash equivalents and restricted cash at beginning of period	349.4	381.5
Cash, cash equivalents and restricted cash at end of period	$142.4	$369.3

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, depreciation, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs.* Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2022	2021	2022	2021
Net income (loss) attributable to Kratos	$(4.7)	$1.1	$(20.6)	$3.0
Less: GAAP provision (benefit) for income taxes	0.5	(3.6)	(3.8)	(6.3)
Less: Net income (loss) attributable to noncontrolling interest	0.3	(0.2)	0.3	(0.2)
Less: Loss (income) from discontinued operations, net of income taxes	(0.9)	0.3	(0.7)	0.3
Loss from continuing operations before taxes	(4.8)	(2.4)	(24.8)	(3.2)
Add: Amortization of intangible assets	1.6	1.2	3.3	2.6
Add: Amortization of capitalized contract and development costs	0.3	0.3	0.6	0.5
Add: Depreciation	5.3	5.8	10.6	10.7
Add: Stock-based compensation	6.3	6.6	13.3	12.8
Add: Loss on extinguishment of debt	—	—	13.0	—
Add: Foreign transaction loss	0.1	0.1	0.1	0.2
Add: Acquisition and restructuring related items and other	6.0	0.3	6.6	0.5
Non-GAAP Adjusted income from continuing operations before income taxes	14.8	11.9	22.7	24.1
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	5.4	4.3	8.2	8.8
Non-GAAP Adjusted net income	$9.4	$7.6	$14.5	$15.3

Diluted earnings per common share	$(0.04)	$0.01	$(0.16)	$0.02
Less: GAAP provision (benefit) for income taxes	—	(0.03)	(0.03)	(0.05)
Less: Net income (loss) attributable to noncontrolling interest	—	—	—	—
Less: Loss (income) from discontinued operations, net of income taxes	—	—	(0.01)	—
Add: Amortization of intangible assets	0.01	0.01	0.03	0.02
Add: Amortization of capitalized contract and development costs	—	—	—	0.01
Add: Depreciation	0.04	0.05	0.08	0.08
Add: Stock-based compensation	0.05	0.05	0.11	0.10
Add: Loss on extinguishment of debt	—	—	0.10	—
Add: Foreign transaction loss	—	—	—	—

Add: Acquisition and restructuring related items and other	0.05	—	0.05	0.01
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	(0.04)	(0.03)	(0.06)	(0.07)
Adjusted income from continuing operations per diluted common share	$0.07	$0.06	$0.11	$0.12

Weighted average diluted common shares outstanding	126.4	127.7	126.2	127.8

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted income from continuing operations before income taxes and recalculating the income tax provision (benefit), including current and deferred income taxes, using the Adjusted income from continuing operations before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.
-end-